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                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported)     May 14, 1997

                          Community Care Services, Inc.

             (Exact name of registrant as specified in its charter)


     New York                                 333-1700                       13-3677548
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
   (State or other                      (Commission File No.)              (IRS Employer
    Jurisdiction of                                                     Identification No.)
    Incorporation or Organization)

                 18 Sargent Place, Mount Vernon, New York 10550
                    (Address of principal executive offices)

     Registrant's telephone number, including area code     (914) 665-9050

                                 Not Applicable

          (Former name or former address, if changed since last report)
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Item: [2]  Acquisition of Metropolitan Respirator Service, Inc.:

         On May 10, 1997, the Company acquired 68% of the outstanding shares of Metropolitan Respirator Service, Inc. ("MRS"). The purchase price was approximately $5,993,000, consisting of approximately $2,800,000 in cash, Promissory Notes with a face value of $2,967,000 accruing interest at a rate of 6% per annum, a portion of which was issued to certain MRS employees (including a Promissory Note for $444,340 issued to Wade Wilson, the brother-in-law of Alan
T. Sheinwald), and 62,243 shares of the Company's common stock with a value of $226,000 (See Security Ownership of Certain Beneficial Owners and Management). The notes are payable in two payments. On January 2,1999, one half of the principal and accrued interest is payable and the remaining one half of the principal and accrued interest is payable January 2, 2000. In lieu of cash payment, the Promissory Note Holder ("Note Holder") may elect to convert up to eighty percent (80%) of the outstanding principal balance of the Promissory Note and the accrued interest thereon payable on the dates set forth above into shares of common stock, par value $.01 per share, based on a valuation of $4.00 per share, irrespective of the actual market value of the shares on the date of such conversion. If the Note Holder does not make such election, the Company may do so. With respect to the remaining twenty (20%) of the payment due, the Note Holder may, but is not obligated to, require that such amount be converted into shares or take such payment in cash. In the aggregate, the Promissory Notes may be converted into 835,000 shares of common stock of the Company.

         At any time subsequent to the first anniversary of the execution of the Promissory Note, if the Company conducts a secondary public offering of Company's common stock, the Note Holder shall have the opportunity to sell the shares in such offering to the same extent and in proportion to the rights that the other executive officers of the Company have.

         Also on May 10, 1997, the Company purchased the remaining 32% of the outstanding shares of MRS in a separate transaction. The purchase price was approximately $2,487,000 consisting of $1,300,000 in cash, 300,000 shares of common shares of the Company with a value of $1,087,000 and a one year Promissory Note with a face value of $100,000 accruing interest at a rate of 6% per annum payable quarterly.

         The Company also incurred direct transaction costs amounting to approximately $378,000.

         As part of the acquisition, the Company made customary representations to the sellers, including representations regarding government regulations.

         MRS was incorporated on April 15, 1974 and is engaged in the sale and rental of medical supplies and durable medical equipment within the New York Metropolitan area.




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         The Company intends to continue operating MRS's existing business and will treat MRS as a wholly owned subsidiary.

         The Company primarily used cash from its October 1996 initial public offering and, to a lesser extent, funding through an existing credit line to pay for the acquisition at closing.

         Upon the closing of the MRS acquisition, Donald Fargnoli was appointed to the Company's Board of Directors, Mr. Fargnoli and Louis Rocco were appointed as Vice Presidents of the Company, Saverio D. Burdi was appointed as Senior Vice President of the Company, and Wade Wilson was appointed as Senior Vice President, Operation Systems, of the Company. The Company entered into three year employment agreements with Messrs. Fargnoli, Rocco, Burdi and Wilson, providing for annual base compensation of $110,000 for Messrs. Fargnoli and Rocco and $120,000 for Messrs. Burdi and Wilson. Messrs. Burdi and Wilson were granted options to purchase 25,000 and 20,000 common shares, respectively, under the Company's Incentive Stock Option Plan. Each of the agreements provides for certain employee benefits and contains a noncompetitive provision covering the term of the agreement plus one year following termination. Messrs. Fargnoli, Rocco, Burdi and Wilson also entered into Non-Competition Agreements with the Company which run through May 10, 2001, or the length of their respective Employment Agreement plus one year, whichever is longer. Mr. Wilson is the brother-in-law of Alan T. Sheinwald, the former President and Chief Executive Officer of the Company.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Community Care Services, Inc.
                                            (Registrant)



Date:    August 6, 1997                     /s/ Joel Quall
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                                            Joel Quall,
                                            Chief Financial Officer




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